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                                                                     EXHIBIT 5.1

                                 June 13, 1997

Resource Bancshares Mortgage Group, Inc.
7909 Parklane Road
Columbia, South Carolina 29223

Ladies and Gentlemen:

     We have acted as counsel to Resource Bancshares Mortgage Group, Inc., a Delaware corporation (the "Company"), in connection with the registration of 30,779,578 shares of common stock, $.01 par value per share, of the Company (the "Shares"), pursuant to a Registration Statement on Form S-4 (the "Registration Statement") of the Company filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     In our capacity as such counsel, we have reviewed (i) the Registration Statement, (ii) the Agreement of Merger dated as of April 18, 1997 (the "WSI Merger Agreement") among the Company, Carolina Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, Walsh Holding Co., Inc., a Delaware corporation, and Robert C. Walsh and (iii) the Agreement of Merger dated as of April 18, 1997 (the "RBC Merger Agreement" and, together with the WSI Merger Agreement, the "Merger Agreements") among the Company, RBC Merger Sub, Inc., a South Carolina corporation and a wholly owned subsidiary of the Company, and Resource Bancshares Corporation, a South Carolina corporation. We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly. We have relied, as to the matters set forth therein, on certificates of public officials, and we have assumed the same to have been properly given and to be accurate.

     We have assumed that the execution and delivery of, and the performance of all obligations under, the Merger Agreements have been duly authorized by all requisite action by each party thereto, and that the Merger Agreements have been duly executed and delivered by the parties thereto, and will be valid and binding agreements of the parties thereto (other than the Company) enforceable against the parties thereto (other than the Company) in accordance with their respective terms.

     This opinion is limited in all respects to the laws of the State of Delaware and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

     Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the Merger Agreements are duly authorized, and, when duly issued and delivered by the Company in accordance with the terms of the Merger Agreements, will be validly issued, fully paid and nonassessable.

     This opinion is given as of the date hereof, and we assume no obligation to update this opinion to reflect any fact or circumstance that may hereafter come to our attention or any change in any law or regulation that may hereafter occur.
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     We hereby consent to the filing of this opinion letter as an exhibit to the
Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                          Very truly yours,

                                          KING & SPALDING